Exhibit 10.2

AMENDMENT 2009-2

to the

NORDSTROM 401(k) PLAN & PROFIT SHARING

(2008 Restatement)

The Nordstrom 401(k) Plan & Profit Sharing (the “Plan”) is hereby amended pursuant to Plan Section 13.1-2 to reflect recent changes in the laws and regulations governing the Plan. The provisions of this Amendment 2009-2 are effective immediately, except as otherwise provided herein.

1. Section 5.2 Elective Deferral Contributions is amended as follows:

A. By adding a new paragraph 5.2-2(f) Application of Automatic Contribution Rules, as follows, to comply with the requirement of the final regulations for automatic contribution arrangements that the Plan designate employees covered by such an arrangement:

“(f) Application of Automatic Contribution Rules. Effective January 1, 2010, automatic enrollment under this subsection 5.2-2 is not intended to constitute a qualified automatic contribution arrangement under Code § 401(k)(13) (“QACA”) or an eligible automatic contribution arrangement under Code § 414(w)(3) (“EACA”). Accordingly, no Employees are covered under either a QACA or EACA beginning January 1, 2010.”

B. By replacing the fourth sentence of subsection 5.2-5, as follows, to reflect elimination of the requirement to distribute “gap period” income on distributed excess deferrals, in accordance with Section 109(b) of the Worker, Retiree, and Employer Recovery Act of 2008 (“Recovery Act”), effective January 1, 2008:

“For the Plan Year beginning January 1, 2008, the adjustment for investment gains and losses shall include gains and losses from the close of the Plan Year in which the Excess Deferral arose through a date not more than seven days before the actual distribution date.”

2. Section 5.8 Military Leave Obligations is amended by replacing paragraph 5.8-1(b) Elective Deferral Contributions, as follows, to comply with the Heroes Earnings Assistance and Relief Tax Act of 2008 (“HEART Act”), effective January 1, 2009:

“5.8-1(b) Employee Contributions. A Participant may make Elective Deferral Contributions or designated Roth contributions to the Plan attributable to a period of qualified military service. Such contributions shall be paid within a period starting on the date of reemployment and continuing for the shorter of (1) three (3) times the length of the qualified military service that resulted in the reemployment rights, or (2) five (5) years. Effective January 1, 2009, notwithstanding the preceding sentence, if a Participant receives a distribution under Section 9.9 (which treats certain military service as a severance from employment for distribution purposes), the Participant may not make Elective Deferral Contributions or designated Roth contributions to the Plan during the six-month period beginning on the date of distribution.”

NORDSTROM 401(k) PLAN & PROFIT SHARING

AMENDMENT 2009-2

3. Section 6.9 Correcting Excess Contributions is amended by replacing paragraph 6.9-2(c), as follows, to clarify that the six-month extended period for distributing excess contributions does not apply to the Plan under final regulations applicable to automatic contribution arrangements, effective January 1, 2010:

“(c) Subject to (d) and (e), any contributed amount not forfeited under (a) shall be distributed to the Highly Compensated Employees to whom it applies. The distribution shall be adjusted for allocable gain or loss, determined under applicable Regulations, for the Plan Year in which the excess arose (“Plan Year income”). Distribution of such amounts generally may be made within two and one-half (2 1/2) months after the end of the Plan Year to which the excess applies (six months for the Plan Years beginning January 1, 2008 and 2009, if the Plan is determined to include an eligible automatic contribution arrangement as defined in Code § 414(w)(3)) and in any event by the end of the following Plan Year.”

4. Section 8.1 Vesting is amended by replacing the first paragraph of the section with the following to comply with the HEART Act, effective for deaths on and after January 1, 2007:

“8.1 Vesting. A Participant is always 100 percent vested in Elective Deferral and Rollover Contributions to the Plan. A Participant is 100 percent vested in his or her entire Plan Account if, while an active Employee, the Participant attains the Normal Retirement Date under Section 9.1, suffers a Disability, or dies. In all other cases, the Participant will receive a percentage of the amount in his or her account derived from Employer Profit Sharing Contributions and Employer Matching Contributions based on his or her completed Years of Service. Effective for deaths on and after January 1, 2007, a Participant who dies while on a military leave described in Section 5.8 will be fully vested to the same extent as a Participant who dies while an active Employee.”

5. Article IX Eligibility to Receive Benefits is amended by adding a new Section 9.9 Military Service Distributions, as follows, to comply with the HEART Act, effective January 1, 2009:

“9.9 Military Service Distributions. Effective January 1, 2009, an Employee who is on a leave of absence for active military service for more than 30 days shall be treated as having incurred a severance from employment under Section 9.4 and, consequently, may request and receive a distribution of any amount which is attributable to Employee Contributions under Section 5.2 or 5.3 of the Plan.”

6. Section 10.1 Distribution of Benefits is replaced with the following to eliminate the requirement for spousal consent to distribution of benefits, effective for distributions on and after January 1, 2010:

“10.1 Distribution of Benefits.

10.1-1 Lump Sum Payment. Upon the occurrence of any of the events specified in Article IX requiring or permitting a distribution of benefits to a Participant or his or her beneficiary, the Administrator shall instruct the Trustee to distribute benefits, determined in accordance with 10.2, below, in a single lump sum payment unless the Trustee receives a timely election for a different form of benefit. If the present value of a Participant’s benefit (excluding the balance in any rollover account) exceeds $1,000 ($5,000 prior to March 28, 2005) and the benefit is Immediately Distributable (see 10.1-3), the Administrator must obtain the consent of the Participant for the distribution. Consent of the Participant shall be written.

2

NORDSTROM 401(k) PLAN & PROFIT SHARING

AMENDMENT 2009-2

10.1-2 Consent to Distribution. The consent of the Participant shall be obtained in writing within the one hundred eighty (180) day period ending on the annuity starting date. The annuity starting date is the first day of the first period for which an amount is paid as an annuity or any other form. The Administrator shall notify the Participant of the right to defer any distribution until the benefit is no longer Immediately Distributable and shall explain any optional form of benefit under the Plan. The consent of the Participant shall not be required to the extent that a distribution is permitted to be made without consent (under 10.1-1) or required to be made to satisfy §§ 401(a)(9) or 415 of the Code. In addition, upon termination of this Plan if the Plan does not offer an annuity option, the Participant’s account balance may, without the Participant’s consent, be distributed to the Participant or transferred to another defined contribution plan (other than an employee stock ownership plan as defined in § 4975(e)(7) of the Code) within the same controlled group.

10.1-3 Immediately Distributable. An account balance is immediately distributable upon occurrence of a distribution event under Article IX prior to the time the Participant attains the later of age 62 or the Normal Retirement Date under Section 9.1.

10.1-4 Spousal Consent. Effective for distributions on and after January 1, 2010, spousal consent is not required for distributions from the Plan. For distributions prior to January 1, 2010, the spousal consent provisions of the Plan in effect at the time of distribution apply.

10.1-5 Social Security Not Relevant. Notwithstanding any other provisions of this Plan, any benefits payable under this Plan shall not be decreased by reason of any increase in the benefit levels payable under Title II of the Social Security Act or any increase in the wage base under Title II.”

7. Section 10.3 Time of Distribution is amended by deleting “and a spouse” from subsection 10.3-3 Deemed Election, effective for distributions on and after January 1, 2010.

8. Section 10.4 Form of Payment is amended by replacing paragraph 10.4-2(a) Company Stock with the following to eliminate minimum shares threshold as a condition to in-kind distribution of Company stock, effective for distributions on and after January 1, 2010:

“(a) Company Stock. If the Participant’s Plan account holds Company stock and the Participant or beneficiary requests an in-kind distribution of the shares, the Administrator shall instruct the Trustee to distribute the shares in lieu of their cash equivalent, in a manner that is consistent with the rules set forth in 1.02-2(f) of the Nordstrom Retirement Plan Participant Investment Appendix.”

9. Article XI Minimum Distribution Requirements is amended by adding a new Section 11.6 Suspension of 2009 Required Minimum Distributions to reflect enactment of Section 201 of the Recovery Act, as follows:

“11.6 Suspension of 2009 Required Minimum Distributions. In accordance with the Worker, Retiree, and Employer Recovery Act of 2008, the 2009 calendar year shall not be treated as a distribution calendar year under Section 11.5-2. Accordingly, required minimum distributions attributable to 2009 shall be suspended. In addition, to the extent that the Plan applies the five-year rule under Code § 401(a)(9)((B)(ii), the five-year period shall be determined without regard to 2009. A Participant or designated beneficiary who would receive a required minimum distribution if 2009 were treated as a distribution calendar year may request a distribution from the Plan, and any distribution so requested will be treated as an eligible rollover distribution under Section 10.7 to the extent permitted by applicable law.”

3

NORDSTROM 401(k) PLAN & PROFIT SHARING

AMENDMENT 2009-2

10. Section 18.1 Loans to Participants is amended by replacing paragraph 18.1-3(b) Interest, as follows, to simplify how the interest rate applied to loans is determined:

“(b) Interest. Each loan shall bear a reasonable rate of interest, which rate shall be established by the Administrator from time to time and shall provide the Plan with a return commensurate with the interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances and shall in no event be less than one percent (1%) over the prime rate published in the Wall Street Journal as of the last business day of the month preceding the date on which the loan is funded.”

IN WITNESS WHEREOF, pursuant to proper authority, this Amendment 2009-2 has been executed on behalf of the Company by its Executive Vice President, Corporate Human Resources & Diversity Affairs, this     9     day of     June    , 2009.

NORDSTROM, INC.

By:	/s/ Delena M. Sunday

Title:	Executive Vice President, Corporate Human Resources & Diversity Affairs

4

NORDSTROM 401(k) PLAN & PROFIT SHARING

AMENDMENT 2009-2